Exhibit 2.1

AMENDED AND RESTATED ARTICLES OF

INCORPORATION OF

SIBANNAC, INC.

The undersigned, being the Chief Executive Officer of SIBANNAC, INC., a Nevada corporation (the "Corporation"), does hereby certify that the Articles of Incorporation of SIBANNAC, Inc. are hereby amended and restated in their entirety to read as follows and supersede and take the place of the existing Articles of Incorporation and all prior amendments thereto, effective as of the date of filing hereof with the Secretary of State of Nevada, to embody in one document its original articles and the subsequent amendments thereto, pursuant to Sections 78.390 of the Nevada Revised Statutes.

Amended and Restated Articles of Incorporation were approved and adopted by the board of directors of the Corporation at its first meeting held on January 28, 2021. Upon the recommendation of the board of directors and the shareholder holding the vast majority of the voting power approved and adopted these Amended and Restated Articles of incorporation at the Corporation's meeting of the Board of Directors.

These Amended and Restated Articles of Incorporation correctly set forth the text of the Corporation' s Articles of Incorporation as amended up to and by these Amended and Restated Articles of Incorporation.

ARTICLE I - NAME

1.1 The name of the corporation is Sibannac, Inc.

ARTICLE II -DURATION

2.1 The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III - PURPOSE

3.1 Purpose. The purpose for which the Corporation is organized is to engage in any lawful activity within or outside of the State of Nevada.

3.2 Corporate Offices. The Corporation may also maintain offices at such other places within or outside of the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders may be held outside the State of Nevada with the same effect as if held in the State of Nevada.

ARTICLE IV - BOARD OF DIRECTORS

4.1 The Board of Directors of the Corporation shall consist of such number of persons, not less than one, as shall be determined in accordance with the bylaws from time to time.

ARTICLE V- CAPITAL STOCK

5.1 Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is Three Hundred and Ten Million (310,000,000) shares, consisting of (a) Three Hundred Million (300,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock") and (b) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), issuable in one or more Series A-D hereinafter provided. A description of the classes of shares and a statement of the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

5.2 Common Stock. Each share of Common Stock shall have, for all purposes, one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

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5.3 Preferred Stock. The Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock:

(a) may have such voting powers, full or limited, or may be without voting powers;

(b) may be subject to redemption at such time or times and at such prices as determined by the Board of Directors

(c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments.

(f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same Series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

ARTICLE VI - NO FURTHER ASSESSMENTS

6.1 The capital stock, after the amount of the subscription price determined by the Board of Directors has been paid in money, property, or services, as the Directors shall determine, shall be subject to no further assessment to pay the debts of the Corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 6.

ARTICLE VII - NO PREEMPTIVE RIGHTS

7.1 Except as otherwise set forth herein, none of the shares of the Corporation shall carry with them any preemptive right to acquire additional or other shares of the Corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities.

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ARTICLE VIII - NO CUMULATIVE VOTING

8.1 There shall be no cumulative voting of shares.

ARTICLEIX-

ELECTION NOT TO BE GOVERNED BY PROVISIONS OF NRS 78.411 TO 78.444.

9.1 The Corporation, pursuant to NRS 78.434, hereby elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive.

ARTICLE X

INDEMNIFICATION OF OFFICERS AND DIRECTORS

10.1 Indemnification of Officers and Directors. The Corporation shall indemnify its directors, officers, employees, fiduciaries and agents to the fullest extent permitted under the Nevada Revised Statutes.

10.2 Indemnification Rights. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

10.3 Changes to Indemnification Riehts: Insurance. Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

10.4 Exemption for Private Propertv. The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

10.5 No Personal Liability. No director, officer or shareholder shall have any personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b) The payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

ARTICLE XI - AMENDMENT OF ARTICLES OF INCORPORATION.

11.1 The Articles of Incorporation of the Corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of shareholders upon lawful notice.

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors in accordance with Sections 78.207 and 78.390 of the Nevada Revised Statutes.

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required written consent of Shareholders in accordance with Sections 78.209 and 78.390 of the Nevada Revised Statues. The number of shares voting in favor of the Amended and Restated Articles of Incorporation was more than 50.1%.

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ARTICLE XII-DESIGNATION OF SERIES A PREFERRED STOCK

A. DESIGNATION OF SERIES; RANK. Pursuant to the Nevada Revised Statutes, the shares of the series of preferred stock of the Corporation designated in this Article shall be designated as the "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares initially constituting such series shall be up to Ten Million (10,000,000) shares.

B. DIVIDENDS. Dividends on the Series A Preferred Stock maybe declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

C. LIQUIDATION PREFERENCE. The holders of the Series A Preferred Stock shall be entitled to first priority liquidation preference.

D. VOTING RIGHTS. The holders of the Series A Preferred Stock will have the voting rights as described in this Article XII, Section D or as required by law. For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote on matters to which all shareholders of the Corporation are entitled to vote.

E. AMENDMENTS TO ARTICLES AND BYLAWS. So long as the Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of Series A Preferred Stock, voting separately as a class: (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock or (ii) effect any reclassification of the Series A Preferred Stock.

F. AMENDMENT OF RIGHTS OF PREFERRED STOCK. The Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of the Series A Preferred Stock, amend, alter or repeal any provision of this Article, PROVIDED, HOWEVER, that the Corporation may, by any means authorized by law and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Article that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series A Preferred Stock.

G. CONVERSION RIGHTS The shares of the Series A Preferred Stock shall have no conversion rights.

H. REDEMPTION RIGHTS. The shares of the Series A Preferred Stock shall have no redemption rights.

I. NOTICES. Any notice required hereby to be given to the Holders of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at his address appearing on the books of the Corporation.

J. PROTECTIVE PROVISIONS. So long as any shares of Series A Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by written consent, as provided by law) of the Holders of at least 66% of the then outstanding shares of Series A Preferred Stock, voting together as a class, except as otherwise provided for in this Designation:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock, excluding a reverse stock split or forward stock split;

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or

(d) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Article that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.

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IN WITNESS WHEREOF, I have hereunto set my hands this 31st day of March 2022, hereby declaring and certifying that the facts stated hereinabove are true.

_______________________________

David Mersky, CEO/Director

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BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

SIBANNAC, INC.

2.. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK

Article I. Designation, Amount and Par Value.

Section 1.01 The series of Preferred Stock shall be designated as the Corporation’s Series B Convertible Preferred Stock (the “Series B Stock”) and the number of shares so designated shall be four hundred thousand (400,000), which shall not be subject to increase without the affirmative vote or written consent of the holders (each a “Holder” and collectively, the “Holders”) of at least fifty-one percent (51%) of the Series B Stock issued and outstanding at the time of any such vote or written consent. Each share of Series B Stock shall have par value of $0.001 per share.

3. Effective date of filing: (optional)       05/12/2020

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation

Revised: 1-5-15

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CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK

Article I. Designation, Amount and Par Value.

Section 1.01 The series of Preferred Stock shall be designated as the Corporation’s Series B Convertible Preferred Stock (the “Series B Stock”) and the number of shares so designated shall be four hundred thousand (400,000), which shall not be subject to increase without the affirmative vote or written consent of the holders (each a “Holder” and collectively, the “Holders”) of at least fifty-one percent (51%) of the Series B Stock issued and outstanding at the time of any such vote or written consent. Each share of Series B Stock shall have par value of $0.001 per share.

Article II. Ranking.

Section 2.01 The Series B Stock shall be, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(a) Senior to the Corporation’s Common A Stock, $0.001 par value per share (“Common Stock”); and

(b) Senior to any and all other classes or series of Preferred Stock of the Corporation, whether authorized now, or at any time in the future, unless any such subordination to any other class or series of Preferred Stock, is expressly agreed to, pursuant to an affirmative vote or written consent of Holders of at least sixty-seven percent (67%) of the Series B Stock issued and outstanding at the time of any such vote or written consent.

Article III. Liquidation Rights.

Section 3.01 With respect to rights on Liquidation (as defined in Section 3.02 of this Article III), the Series B Stock shall rank senior and prior to the any and all classes of series of the Corporation’s common stock and to any and all other classes or series of preferred stock of the Corporation, except as otherwise approved by the affirmative vote or written consent of the Holders of at least a sixty-seven percent (67%) of the Series B Stock issued and outstanding at the time of any such vote or written consent. Furthermore, the Corporation may not designate any other class or series of common stock or preferred stock without first obtaining the affirmative vote or consent of the Holders of at least sixty- seven percent (67%) of the Series B Stock issued and outstanding at the time of any such vote or written consent.

Section 3.02 In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a “Liquidation”), the sole participation to which the Holders of shares of Series B Stock then issued and outstanding (the “Series B Stockholders”) shall be entitled, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, to receive, before any payment shall be made to the holders of the Common Stock or any other class or series of preferred stock ranking on Liquidation junior to such Series B Stock, an amount per share equal to the Face Value (as hereinafter defined). If upon any such Liquidation, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Holders of shares of Series B Stock the full amount to which they shall be entitled, the Holders of shares of Series B Stock, and of any class or series of stock ranking upon liquidation on a parity with the Series B Stock, shall share pari passu in any distribution of the remaining assets and funds of the Corporation in proportion to the respective liquidation amounts that would otherwise be payable to the Holders of preferred stock with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Article IV. Restrictive Legend.

Section 4.01 Any Series B Stock certificate issued in reference to this designation shall bear on its face the following restrictive legend:

THE SHARES REPRESENTED BY THE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THE TRANSFER QUALIFIES FOR AN EXEMPTION FROM OR EXEMPTION TO THE REGISTRATION PROVISIONS THEREOF.

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Section 4.02 For purposes of this CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK, the term "Valid Exemption From or To Registration" shall mean, an exemption from or to registration, under the Securities Act of 1933 and applicable state securities laws and then, only after receipt, by the Corporation, its Transfer Agent and the Holder, of an opinion of counsel which clearly states that such an exemption is available to the Holder.

Article V. ARTICLE V. Conversion and Face Value.

Section 5.01 Any Holder of Series B Stock shall have the right to convert any or all of the Holder’s Series B Stock into a number of fully paid and non-assessable shares of Common Stock for each share of Series B Stock so converted, as set forth in this Article V after a minimum of six (6) months from the date of the purchase has passed.

(a)	Any Series B Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Article V by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “Series B Preferred Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it).

(b)	Each Series B Preferred Certificate shall be accompanied by written notice (the “Conversion Demand”) stating that such Holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the “Common Certificate”) are to be issued. Such conversion shall be deemed be effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”

(c)	As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such Holder, at the place designated by such Holder, a certificate or certificates for the number of shares of Common Stock calculated pursuant to this Article V, to which such Holder is entitled.

(d)	The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the Holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Ratio (as hereinafter defined) shall be the Conversion Ratio in effect on the Conversion Date.

(e)	Upon conversion of only a portion of the number of shares covered by a Series B Preferred Certificate, the Corporation shall issue and deliver to, or upon the written order of, the Holder of such Series B Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Series B Stock representing the unconverted portion of the Series B Preferred Certificate, which new certificate shall entitle the Holder thereof to all the rights, powers and privileges of a Holder of such shares.

(f)	The number of shares of Common Stock to be issued pursuant to a Conversion Demand shall be the number that is eighty-percent (80%) of the closing stock price of the Company’s Common Stock on the five (5) trading days prior to the date of any Conversion Demand, divided into the Face Value (the “Conversion Ratio”). Any fractional shares calculated and issued pursuant to this Section 5 shall be rounded up to the nearest whole share.

(g)	In no event shall the Conversion Ratio be less than the Minimum and nor greater than the Maximum Conversion Ratios listed on any subscription to Series B Stock. If no Minimum nor Maximum Conversion Ratios are listed on the subscription to Series B Stock;

(i)	The Minimum Conversion Ratio shall be twenty (20); and

(ii)	The Maximum Conversion Ratios shall be one hundred (100).

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Section 5.02 The Corporation shall pay all documentary, stamp or other transactional taxes (excluding income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series B Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the Series B Stock in respect of which such shares of Common Stock are being issued.

Section 5.03 The Corporation shall reserve out of its authorized, but unissued, shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series B Stock.

Section 5.04 All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non- assessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

Section 5.05 In no event, shall a Holder of any Series B Stock be allowed to convert such shares of Series B Stock into Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder, and/or its affiliates, to exceed four and nine tenths percent (4.9%) of the currently issued and outstanding shares of the Corporation. In reference to the written notice of election to convert required by Article V Section 5.01

(b) above, the Holder shall affirm in that notice, under penalty of perjury, the exact number of shares held by the Holder on the date of the notice and the Corporation shall have the right to reduce any demand for conversion by a number such that the total number of shares of Common Stock held by the Holder after conversion will not exceed four and nine tenths percent (4.9%) of the currently issued and outstanding shares of Common Stock of the Corporation.

Section 5.06 No shares may be converted prior to the filing of a Definitive Schedule 14C with the Securities Exchange Commission (the “SEC”) increasing the number of authorized shares of the Corporation’s Common Stock in an amount no less than one hundred and twenty million (120,000,000) shares (subject to any stock splits, subdivisions, recapitalizations, or combinations completed after the date of the filing of this Certificate of Designation with the Nevada Secretary of State).

Section 5.07 Anti-Dilution Provisions. In the event of a forward and/or reverse split of the outstanding shares of the Company’s Common Stock, the following provisions shall apply:

(a)	In the event that the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on the outstanding Common Stock, the Minimum and Maximum Conversion Ratios in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased and shall continue to be proportionately increased through any subsequent subdivision, subdivisions, issuance or issuances.

(b)	In the event that the Company shall at any time combine the outstanding shares of Common Stock, the Minimum and Maximum Conversion Ratios in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased and shall continue to be proportionately decreased through any subsequent combination, or combinations.

(c)	In no event may the Corporation combine or divide the number of shares of Series B Stock outstanding, nor change the authorized number of shares of Series B Stock, except as otherwise approved by the affirmative vote or written consent of the Holders of at least a fifty- one percent (51%) of the Series B Stock issued and outstanding at the time of any such vote or written consent.

Section 5.08 As used herein, the term “Face Value” shall mean Five Dollars ($5.00) per share of Series B Stock.

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Article VI. Voting Rights.

Section 6.01 A Holder of Series B Stock shall not be entitled to vote on any matter presented to the Common stockholders of the Company for their action or consideration.

Section 6.02 Series B Stockholders are entitled to vote only on matters relating to modifications, adjustments, waivers or other changes or matters relating to Series B Stock. Each Series B Stock share shall have one (1) vote on matters relating to Series B Stock.

Article VII. Certain Covenants.

Section 7.01 Any Holder of Series B Stock may proceed to protect and enforce its rights and the rights of such Holders by any available remedy by proceeding at law or in equity, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Article VIII. Dividends.

Section 8.01 The Series B Stock shall pay an eight percent (8.0%) quarterly dividend on its face value, payable in cash or Series B Stock at the Corporations sole discretion.

Article IX. Notice to the Corporation.

Section 9.01 All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at its principal executive offices as may be fixed from time to time by the Board of Directors. Any notice to a Holder shall me made to their address as set forth on the books and records of the Corporation.

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DESIGNATION OF SERIES D CONVERTIBLE PREFERRED STOCK

Article I.                   Designation, Amount and Par Value.

Section 1.01 The series of Preferred Stock shall be designated as the Corporation’s Series D Convertible Preferred Stock (the “Series D Stock”) and the number of shares so designated shall be one million, two hundred thousand (1,200,000), which shall not be subject to increase without the affirmative vote or written consent of the holders (each a “Holder” and collectively, the “Holders”) of at least fifty-one percent (51%) of the Series D Stock issued and outstanding at the time of any such vote or written consent. Each share of Series D Stock shall have a par value of $0.001 per share.

Article II.                 Ranking.

Section 2.01 The Series D Stock shall be, with respect to dividend rights and rights upon liquidation, winding-up, or dissolution, rank:

(a)	Senior to the Corporation’s Common A Stock, $0.001 par value per share (“Common Stock”); and

(b)	Subordinate to all other classes or series of Preferred Stock of the Corporation, whether authorized now or at any time in the future, unless any such subordination to any other class or series of Preferred Stock, is expressly agreed to, pursuant to an affirmative vote or written consent of Holders of at least sixty-seven percent (67%) of the Series D Stock issued and outstanding at the time of any such vote or written consent.

Article III.              Liquidation Rights.

Section 3.01 With respect to rights on Liquidation (as defined in Section 3.04 of this Article III), the Series D Stock shall rank senior and prior to the any and all classes of series of the Corporation’s common stock and equal to any and all other classes or series of preferred stock of the Corporation, except as otherwise approved by the affirmative vote or written consent of the Holders of at least a sixty-seven percent (67%) of the Series D Stock issued and outstanding at the time of any such vote or written consent.

Section 3.02 In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (collectively, a “Liquidation”), the sole participation to which the Holders of shares of Series D Stock then issued and outstanding (the “Series D Stockholders”) shall be entitled, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, to receive, before any payment shall be made to the holders of the Common Stock or any other class or series of preferred stock ranking on Liquidation junior to such Series D Stock, an amount per share equal to the Face Value (as hereinafter defined). If upon any such Liquidation, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Holders of shares of Series D Stock the full amount to which they shall be entitled, the Holders of shares of Series D Stock, and of any class or series of stock ranking upon liquidation on a parity with the Series D Stock, shall share pari passu in any distribution of the remaining assets and funds of the Corporation in proportion to the respective liquidation amounts that would otherwise be payable to the Holders of preferred stock with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Article IV.              Restrictive Legend.

Section 4.01 Any Series D Stock certificate issued in reference to this designation shall bear on its face the following restrictive legend:

THE SHARES REPRESENTED BY THE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THE TRANSFER QUALIFIES FOR AN EXEMPTION FROM OR EXEMPTION TO THE REGISTRATION PROVISIONS THEREOF.

Section 4.03 For purposes of this CERTIFICATE OF DESIGNATION OF SERIES D CONVERTIBLE PREFERRED STOCK, the term "Valid Exemption From or To Registration" shall mean, an exemption from or to registration, under the Securities Act of 1933 and applicable state securities laws and then, only after receipt, by the Corporation, its Transfer Agent, and the Holder, of an opinion of counsel which clearly states that such an exemption is available to the Holder.

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Article V.                ARTICLE V. Conversion and Face Value.

Section 5.01 Any Holder of Series D Stock shall have the right to convert any or all of the Holder’s Series D Stock into a number of fully paid and non-assessable shares of Common Stock for each share of Series D Stock so converted, as set forth in this Article V at any time.

(a)	Any Series D Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Article V by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “Series D Preferred Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it).

(b)	Each Series D Preferred Certificate shall be accompanied by written notice (the “Conversion Demand”) stating that such Holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the “Common Certificate”) are to be issued. Such conversion shall be deemed be effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”

(c)	As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such Holder, at the place designated by such Holder, a certificate or certificates for the number of shares of Common Stock calculated pursuant to this Article V, to which such Holder is entitled.

(d)	The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the Holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Ratio (as hereinafter defined) shall be the Conversion Ratio in effect on the Conversion Date.

(e)	Upon conversion of only a portion of the number of shares covered by a Series D Preferred Certificate, the Corporation shall issue and deliver to, or upon the written order of, the Holder of such Series D Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Series D Stock representing the unconverted portion of the Series D Preferred Certificate, which new certificate shall entitle the Holder thereof to all the rights, powers and privileges of a Holder of such shares.

(f)	The number of shares of Common Stock to be issued pursuant to a Conversion Demand shall be sixty (60) shares per each share of Series D Stock surrendered for conversion under this Section 5 (the “Conversion Ratio”).

Section 5.02 The Corporation shall pay all documentary, stamp, or other transactional taxes (excluding income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series D Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the Series D Stock in respect of which such shares of Common Stock are being issued.

Section 5.03 The Corporation shall reserve out of its authorized, but unissued, shares of Common Stock, solely for the purpose of effecting the conversion of the Series D Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series D Stock.

Section 5.04 All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights, and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

Section 5.05 In no event, shall a Holder of any Series D Stock be allowed to convert such shares of Series D Stock into Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder, and/or its affiliates, to exceed nine and nine-tenths percent (9.9%) of the currently issued and outstanding shares of the Corporation. In reference to the written notice of election to convert required by Article V Section 5.01 (b) above, the Holder shall affirm in that notice, under penalty of perjury, the exact number of shares held by the Holder on the date of the notice and the Corporation shall have the right to reduce any demand for conversion by a number such that the total number of shares of Common Stock held by the Holder after conversion will not exceed nine and nine-tenths percent (9.9%) of the currently issued and outstanding shares of Common Stock of the Corporation.

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Section 5.06 Anti-Dilution Provisions. In the event of a forward and/or reverse split of the outstanding shares of the Company’s Common Stock, the following provisions shall apply:

(g)	If the Company shall at any time subdivide the outstanding shares of Common Stock or shall issue a stock dividend on the outstanding Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased and shall continue to be proportionately increased through any subsequent subdivision, subdivisions, issuance or issuances.

(h)	If the Company shall at any time combine the outstanding shares of Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased and shall continue to be proportionately decreased through any subsequent combination, or combinations.

(i)	In no event may the Corporation combine or divide the number of shares of Series D Stock outstanding, nor change the authorized number of shares of Series D Stock, except as otherwise approved by the affirmative vote or written consent of the Holders of at least a fifty-one percent (51%) of the Series D Stock issued and outstanding at the time of any such vote or written consent.

Section 5.07 As used herein, the term “Face Value” shall mean One Dollar ($1.00) per share of Series D Stock.

Article VI.              Voting Rights.

Section 6.01 A Holder of Series D Stock shall not be entitled to vote on any matter presented to the Common stockholders of the Company for their action or consideration.

Section 6.02 Series D Stockholders are entitled to vote only on matters relating to modifications, adjustments, waivers, or other changes or matters relating to Series D Stock. Each Series D Stock share shall have one (1) vote on matters relating to Series D Stock.

Article VII.           Certain Covenants.

Section 7.01 Any Holder of Series D Stock may proceed to protect and enforce its rights and the rights of such Holders by any available remedy by proceeding at law or in equity, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein or to enforce any other proper remedy.

Article VIII.        Dividends.

Section 8.01 The Series D Stock shall pay an eight percent (8.0%) quarterly dividend on its face value, payable in cash or Series D Stock in the Corporation's sole discretion.

(a)	The Corporation will not declare, pay or set aside any dividends on, redeem or repurchase in any manner (including, without limitation, pursuant to redemption, repurchase or put rights or an election to receive consideration in lieu of conversion), shares of any other class or series of capital stock of the Corporation, including, without limitation, on any Junior Securities unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series D Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Series D Stock in an amount at least equal to the amount of the aggregate Mandatory Dividends then accrued on such share of Series D Stock and not previously paid.

(b)	“Junior Securities” means all other classes or series of the Corporation’s Common or Preferred Stock and any future capital stock of the Corporation the terms of which, subject to compliance with the rights, privileges, and preferences of the Series D Stock, do not specifically provide that they are senior to or on parity with the Series D Stock. Any capital stock of the Corporation that purports to be senior to any of the rights, preferences, powers, privileges and restrictions, qualifications, and limitations of the Series D Stock and that were not approved by the holders of the Series D Stock in accordance with Article II hereof shall be deemed to be Junior Securities.

Article IX.              Notice to the Corporation.

Section 9.01 All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at its principal executive offices as may be fixed from time to time by the Board of Directors. Any notice to a Holder shall me made to their address as set forth on the books and records of the Corporation.

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